Exhibit 99.1

VISION HYDROGEN MONETIZES FIRST TWO DEVELOPMENT PROJECTS

JERSEY CITY, New Jersey, May 11, 2022 (GLOBE NEWSWIRE) — via InvestorWire — Vision Hydrogen Corporation (OTCQB:VIHD) (the “Company”) is pleased to announce that it has monetized its 100% interest in its Vlissingen green hydrogen development project and its 50% interest in its Terneuzen green hydrogen development project through the sale of its Dutch interests to Volt Energy BV (“Purchaser”), wholly-owned by its former co-CEO Andre Jurres. The Purchaser paid total consideration of USD $23,627,274, being USD $11,250,000 in cash and 1,768,182 shares of the Company’s common stock owned by the Purchaser valued at the current market price of $7.00 per share, reducing the Company’s outstanding common shares by 8.3%, to 19,548,776 shares of common stock outstanding. The cash proceeds realized by the Company, before deduction of transaction costs, represent a payment of approximately $0.58 cents per share.

“Consistent with our plan to fund our development trajectory through monetizing early-stage development projects, VisionH2 is pleased to have established proof of concept with our initial two projects,” said Andrew Hromyk, Vision Hydrogen CEO. “With numerous hydrogen and carbon abatement projects in very early stages of development across Europe and our proven method economically rewarded much earlier than forecast, the Company is well positioned for future growth.”

Transaction

The Company’s Swiss subsidiary VoltH2 Holdings AG has sold VoltH2 Vlissingen BV, VoltH2 Terneuzen BV and VoltH2 Operating BV (the “BVs”) to the Purchaser for USD $11,250,000 in cash, representing a significant return on the USD $2,150,000 cash invested into the BVs over the past 20 months. In addition, the Purchaser paid its 1,768,182 shares of the Company’s common stock to VoltH2 Holdings AG, which the Company has returned to treasury. Mr. Andre Jurres, the principal of the Purchaser, has resigned as a director and officer of the Company to pursue the continued development of the BVs. The Company thanks Mr. Jurres for his service and wishes him well in his future endeavours.

About Vision Hydrogen

VisionH2 is a renewable energy company developing clean hydrogen production facilities for the commercial, industrial and transportation sectors. VisionH2 is leveraging its proven track-record in site procurement and permitting, accelerating pre-development and grid integration to produce low-carbon and green hydrogen. By establishing and negotiating long-life power supply commitments the Company ensures reliable offtake relationships with industry participants seeking to utilize hydrogen as fuel, feedstock, and as a grid balancing & capacitance solution. VisionH2 is committed to providing the lowest carbon solution with the highest yield hydrogen production, storage and distribution services for the European renewable economy and supply chain. VisionH2 is a portfolio company of First Finance, a private equity investment group with offices in Zurich, London and Vancouver www.firstfinance.com.

Vision Hydrogen Corporation/Investor Relations

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

551-298-3600 USA

www.visionh2.com

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “forecast”, “anticipate,” “believe,” “estimate,” “expect” and “intend,” among others. These forward-looking statements are based on current expectations, and actual results could differ materially. The Company does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

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